Exhibit 5.1

July 1, 2026

Roper Technologies, Inc.

6496 University Parkway

Sarasota, Florida 34240

Re:	Registration Statement on Form S-8

Roper Technologies, Inc. Employee Stock Purchase Plan, as amended and restated

effective July 1, 2026

Ladies and Gentlemen:

I am acting as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering an additional 1,000,000 shares of common stock, $0.01 par value (the “Shares”), of Roper Technologies, Inc., a Delaware corporation (the “Company”), which may be issued pursuant to the terms of the Company’s Employee Stock Purchase Plan, as amended and restated effective July 1, 2026 (the “Plan”).

I am Executive Vice President, General Counsel and Corporate Secretary of the Company and have acted in connection with the preparation of the Registration Statement. I have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, I or other professionals on my staff who report to me have examined and are familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents or corporate records, and have made such investigation of matters of fact and law, as I have deemed necessary or advisable to render this opinion. This opinion is subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.

I have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as copies.

B.	I express no opinion as to the effect or application of any laws or regulations other than the Delaware General Corporation Law as in effect on this date and current federal law.

C.

The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I assume no obligation to revise or supplement the opinion rendered in this letter if present laws or the interpretation thereof are changed in respect of any circumstances or events subsequent to the date hereof.

Based on and subject to the foregoing, I am of the opinion that the Plan has been duly authorized by appropriate corporate action and the Shares, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable, assuming that the Company has received consideration for the Shares having a value not less than the par value thereof.

This letter is given for the sole benefit of the Company and does not address any matters other than those expressly addressed herein. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. I undertake no responsibility to update or supplement it after such date.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Registration Statement on Form S-8. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ John K. Stipancich
John K. Stipancich Executive Vice President, General Counsel and Corporate Secretary

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